SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report: November 2, 1995




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)






Registrant's telephone number, including area code:(415) 973-700


Item 5.  Other Events

A.	General Rate Case

On October 31, 1995, the assigned Administrative Law Judge (ALJ) issued a proposed decision in the Company's 1996 general rate case (GRC) recommending decreases in annual electric and gas revenues of $293 million and $253 million, respectively. Together, these proposed decreases would reduce annual electric and gas revenues by a total of $546 million from the revenues produced in rates in effect at December 31, 1995. The proposed decision incorporates the $44 million electric and the $14 million gas revenue decreases adopted in the proposed ALJ decision in the Company's cost of capital proceeding. If adopted, the proposed decision would result in electric and gas system average rate decreases of 3.7% and 11.3%, respectively. In its GRC application, the Company had requested decreases in annual electric and gas revenues of $129 million and $204 million, representing electric and gas system average rate decreases of 1.6% and 9.1%.

Principal areas in which the ALJ's proposed decision appears to differ significantly from the Company's request include: $50 million attributable to escalation of the recognition of future fossil plant decommissioning costs; $6 million for prefunding nuclear decommissioning costs; $24 million for pension contributions; $14 million for the prefunding of postretirement medical and long-term disability benefits; $28 million for marketing expenses; and $35 million for salary, incentive awards and associated payroll taxes. These amounts which represent combined electric and gas revenues are preliminary estimates, and do reflect allocations, where applicable, to rate base, Diablo Canyon and the pipeline expansion project.

The Company will file its comments on the proposed decision on or about November 20. A final GRC decision is expected by the end of 1995, to be effective January 1, 1996.



                               SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              PACIFIC GAS AND ELECTRIC COMPANY

                                 BRUCE R. WORTHINGTON

                              By ________________________________
                                 BRUCE R. WORTHINGTON
                                 Senior Vice President and
                                 General Counsel


Dated:  November 2, 1995